EXCLUSIVE MARKETING AND SALES AGREEMENT

This Marketing and Sales Agreement (the "Agreement") is made effective as of June 27, 2014 between Kush Bottles, Inc (Kush)/ DANK Bottles LLC (Kush Bottles Colorado, and Hollister & Blacksmith Inc. 3457 Ringsby Ct. Unit 111 Denver, CO 80216-4900 (H&B).

In the Agreement, H&B who is providing the Product, [fully described in Exhibit "A" attached hereto] will be referred to as "H&B", and Kush Bottles Inc and Dank Bottles llc who are receiving the right to exclusively sell the child-resistant drawstring exit bag [define Product], will be referred to as "Kush."

The parties agree as follows:

I. RIGHT TO SELL. H&B hereby grants an exclusive right within the 50 United States and its territories to Kush to sell the Product. In accordance with this Agreement, H&B grants Kush an exclusive right to sell the Product under the terms of this Agreement. H&B agrees to deliver the stated quantities to Kush in a timely manner. Prices and terms of sale shall be determined in this Agreement.

II. PERFORMANCE TERMS: H&B agrees to deliver a total of 500,000 Product units each term, within no more than 180 days total from the date of a Purchase Order from Kush to H&B, to be delivered in three separate deliveries of full individual containers of 170,000 units per container with the final (third) container to be 160,000 units. Kush will pay to H&B $150,000, upon execution of PO and a balance of set forth in the table Exhibit A ). Kush will inspect and confirm the content of each shipping within 5 business days. Deliveries will be FOB Denver, CO. Payment shall be in the United States dollars and shall be presented per direction of H&B in Denver; CO. Kush deposit to H & B Inc for $150,000.00 provided as Exhibit B. This money will be used to secure the material and the manufacturer to get “The Satchel” into production for a 6-8 week delivery time frame. ACC will put up as collateral to the above named company 200,000 shares of Brazil Interactive Media (BIMI parent of H & B) stock. Once delivery of the 500k bags, is in Kush Colorado’s warehouse in Denver the collateral is released, . Once the 500k units have been bought per this agreement, ACC will assign 20,000 shares of BIMI stock to Kush Bottles Inc. H&B has the right to claw back all shares from Kush Bottles Inc. if the payment terms set forth in Exhibit A are not fully fulfilled.

II.a Force Majeure. If either party is prevented, hindered or delayed from performing any of its obligations under this Agreement (other than an obligation to pay money) by an event of force majeure, then so long as that situation continues, that party shall be excused from performance of such obligations to the extent it is so prevented, hindered, or delayed, and the time for performance of such obligations shall be extended accordingly. A party affected by an event of force majeure shall notify the other party within seven (7) days after its occurrence and its effect of likely effect and shall use all reasonable endeavors to minimize the effect of the event of force majeure and to bring it to an end; provided that no party shall be obligated to settle any strike or other labor actions, labor disputes or labor disturbances of any kind, except on terms wholly satisfactory to it. For purposes of this Agreement, an event of force majeure means a delay in performance due to fire, strike, war, act of God or any other cause beyond reasonable control of either party.

II.b Exclusivity. Kush exclusivity will be based on ordering a minimum volume of 500k units within a 12 month period starting 6/27/14, If 500k units are not ordered within a 12 month period H&B reserves the right terminate this Agreement and sell the drawstring bag (Product).

III. TITLE TO MERCHANDISE. Merchandise shall be delivered FOB Denver, CO (Delivery), at the Kush address set forth above. H&B shall be responsible for all shortages, loss, or damage, until inspection and acceptance by Kush and H&B shall be responsible for any and all shortages, loss, damage or defects in the merchandise through Delivery and inspection by Kush. Kush shall, within seven days after Delivery, notify H&B of any shortage, damaged or defective product delivered by H&B under this agreement and such product shall be promptly replaced or credited on future orders.

IV. WARRANTIES. Neither party makes any warranties with respect to the use, sale or other transfer of the Product; except that H&B covenants and warrants that the Product shall be suitable for its intended purpose of meeting the requirements and standards of the Title 16 C.F.R 1700.20 (1995) and ASTM classification standard D3475-12.

V. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement unless the prior written consent of the other party is obtained.

VI. TERMINATION. This Agreement may not be terminated unless a material breach of the Agreement is made, with the non-breaching party giving 7 days written notice to the other party, and the other party having 30 days thereafter to cure any such alleged breach. (i) If Kush causes a material breach of this agreement, Kush will have 90 day to cure, if within 90 day Kush has not cured material breach, H&B will have the right to terminate the agreement and sell the Product.

VII. OPTION. Kush , at its sole and exclusive discretion, shall have the right to renew this Agreement upon written notice to H&B for subsequent full containers orders of the Product (payment terms set forth in Paragraph II), for up to 10 YEARS from the date of this Agreement. Each option shall be for a full container of 170,000 units, at the unit price agreed upon per unit in Exhibit A, with all other terms and conditions of this Agreement applicable as set forth in Paragraph II.

VIII. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties with respect to the subject matter of this agreement.

IX. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

X. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

XI. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

XII. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Colorado.  In any action to enforce its rights, the prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs incurred as a result of the other party's breach of this Agreement.

XIII. SIGNATORIES. This Agreement shall be executed on the behalf of Kush Bottles, Incby Ben Wu, its CEO, Dank Bottles, LLC by Greg Gamet, a member, and on behalf of H&B by Corey Hollister, its CEO.

XIV. INTELLECTUAL PROPERTY.

a. “Intellectual Property” (IP) means all present and future United States and foreign patents (including, without limitation, design patents, industrial designs and utility models) and patent applications (including, without limitation, docketed patent disclosures awaiting filing, reissues, divisions, continuations and extensions), and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, trademarks, copyrights, service marks, domain names, computer software, data and documentation, and all similar intellectual property rights including, without limitation, technology underlying patents and patent applications, tangible embodiments of any of the foregoing and licenses of the foregoing regarding the Product [defined as child-resistant exit bag].

b. “Ownership”.  All Intellectual Property regarding the Product shall be the exclusive property of H&B. Kush shall be required to and shall require any employees, consultants, assistants, aides and the like who conceived, developed, or otherwise invented any Newly Developed IP regarding child resistant exit bag ] regarding the Product or participated in the conception, development, or invention of any Newly Developed IP of the Product to execute an agreement assigning all of its rights, title and interest in any Newly Developed IP regarding the Product to H&B.

c. Protection of Newly Developed IP.  Kush will be available and cooperate, and will ensure that its employees, assistants, aides and the like will also assist and cooperate, with H&B to secure the intellectual property rights in the Newly Developed IP regarding the Product, and to aid H&B with any patent, trademark or copyright applications undertaken by H&B, at H&B’s expense.

d. Notice of Infringements.  Kush shall promptly notify H&B of any and all infringements of Existing H&B and Newly Developed IP that may come to Kush attention regarding the Product and shall provide such assistance to H&B to enforce H&B’s rights as H&B shall reasonably require, at H&B’s expense.

XV. Confidentiality.

a. Protection of Confidential Information.  Each party acknowledges that during the engagement it will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications or other confidential or proprietary information of or licensed by the other and/or used by the other in connection with the operation of their respective businesses or contemplated businesses, including, without limitation, product processes, methods, customer lists, accounts and procedures (collectively, along with any analysis or reports embodying or derived from the foregoing the “Confidential Information”). Each party agrees that it will not disclose any of the other’s Confidential Information, directly or indirectly, or use any of it in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement. The Confidential Information shall remain the exclusive property of the discloser.  The receiving party shall not retain any copies of the Confidential Information without the discloser’s prior written permission.  Upon the expiration or earlier termination of this Agreement, or whenever requested by the discloser, the receiving party shall immediately deliver to the disclosing party all such files, records, documents, specifications, information, and other items in its possession or under its control, and shall destroy any electronic records embodying or derived from the Confidential Information.  Each party shall maintain the Confidential Information in a reasonably secure location and employ precautions to restrict access to and to protect the confidentiality of the Confidential Information that, in the aggregate, are no less protective than the precautions it uses to protect the confidentiality of its own comparable confidential information and, in any event, no less than reasonable precautions.

b. As used in this Agreement, “Confidential Information” means any information, technical date, or know-how (either oral, written or digital) provided by ether party to the other party(including any director, officer, employee, manager, agent, or representative of either party or obtained by either party (including any director, officer, employee, agent, or representative of the other) including but not limited to information related to: (1) any financial, engineering, business, planning, research, operations, services, products, technical information and/or know-how, patents owned or assigned, organization charts, prototypes, formulas, production,  marketing, pricing, sales, profit, personnel, customer, prospective customer, supplier, or other lists or information; (2) any papers, data, records, processes, techniques, systems, models, samples, devices, equipment, customer lists, or documents; (3) any confidential information or trade secrets of any third party provided in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral or electronic, whether existing now or at some time in the future, which pertains to either party’s affairs or interests or with whom either party does business.  “Confidential Information” does not include information that lawfully is or has become generally or publicly known, other than through the unlawful or improper act or omission of any person that has or had an obligation of non-disclosure or non-use with respect to such information, including without limitation my breach of this Agreement.

c. Notice of Compulsory Disclosure; Cooperation Limiting Disclosure.  Except as provided in otherwise herein, if either party or any of its employees, agents, officers or directors is requested or becomes compelled by law or legal process to disclose or is required by a regulatory body to disclose any of the Confidential Information, such party shall notify the other party promptly and shall reasonably assist the other party to obtain a protective order or other remedy of the other party's election.  Each party shall furnish only that portion of the Confidential Information that is legally required to furnish, exercise reasonable efforts to obtain reliable assurance that the Confidential Information shall be held in confidence, and allow the other party a reasonable opportunity of prior review of such disclosure to the extent possible under such circumstances.

d. Injunctive Relief.  Given the nature of the Confidential Information and the competitive damage that would result to each party upon unauthorized disclosure, use or transfer of Confidential Information to any third party, the parties hereto agree that monetary damages would not be a sufficient remedy for any breach of this Agreement.  In addition to all other remedies, each party agrees that the other party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Agreement.  Each party agrees to waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such remedy hereunder.  Notwithstanding the foregoing, it is not the agreement or intent of the parties for this Agreement to be construed as a limitation or waiver of each party's right to pursue any remedies at law or in equity.

XVI.  Non-Competition; Non-Circumvention.

(a)	Kush expressly covenants and agrees that during the term of this Agreement 8 month immediately following the termination of the agreement for any reason, other than a breach of contract by Hollister & Blacksmith, Kush will not engage directly or indirectly, whether individually, or as a shareholder, partner, member, owner, manager, employee, agent, consultant or creditor of any business (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) anywhere in the United States, including its territories in the distribution of child-resistant exit bags; except as permitted in XVI (b).

(b)	Kush agrees to sell the drawstring bag (the satchel) as the preferred child-resistant exit bag solution to the end customer in each of the 50 states and territories. If Kush carries a competing child-resistant exit bag solution, 90% of sales must be the satchel. H&B reserves the right to request detail to ensure this standard is being honored on a quarterly basis.

XVII. Notices. All notices under this Agreement shall be tendered via overnight delivery by Federal Express or UPS, with tracking and confirmation of receipt, to the party at the address set forth below.

If notice to: Kush Bottles, Inc.

Ben Wu, CEO

1800 Newport Circle

Santa Ana, CA 92705

DANK Bottles, LLC

Greg Gamet, Member

3831 Eudora Way

Denver, CO 80207

If notice to: Hollister & Blacksmith, Inc

Corey Hollister, CEO

3457 Ringsby Ct. #111

Denver, CO. 80

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Signature page to follow

Kush Bottles, Inc. and DANK Bottles, LLC

By: /s/ Ben Wu

Ben Wu

Kush Bottles, Inc., CEO

/s/ Greg Gamet

Greg Gamet

DANK Bottles, LLC, CEO

Hollister & Blacksmith Inc.

By: /s/ Corey Hollister

Corey Hollister, CEO

Exhibit A

[SPECIFY APPROXIMATE DELIVERY WINDOWS FOR CONTAINERS 1, 2 and 3]